Exhibit 99.2

For Immediate Release

Xplore Announces Pricing of Public Offering of Common Stock

Austin, Texas — March 4, 2015 - Xplore Technologies Corp. (Nasdaq: XPLR) (“Xplore” or the “Company”), a manufacturer of award-winning rugged tablet PCs, announced today the pricing of its underwritten public offering of 2,000,000 shares of its common stock at an offering price of $6.00 per share. The gross proceeds from this offering are $12 million before deducting underwriting discounts and commissions and other offering expenses. Xplore has granted the underwriter a 30-day option to purchase up to an additional 300,000 shares of common stock to cover over-allotments, if any. The offering is expected to close on or about March 9, 2015, subject to the satisfaction of customary closing conditions.

Roth Capital Partners is acting as the sole manager for this offering.

Xplore intends to use the net proceeds from this offering for general corporate purposes, including product expansion, general and administrative, manufacturing, sales and marketing expenses, and for potential acquisitions of products and/or companies that complement its business.

The shares described above are being offered pursuant to a registration statement previously filed with and subsequently declared effective by the Securities and Exchange Commission (“SEC”). The final terms of the offering will be disclosed in a final prospectus supplement which will be filed with the SEC and will be available on the SEC’s website at http://www.sec.gov.

This press release does not constitute an offer to sell, or the solicitation of an offer to buy, the securities described in this press release, nor will there be any sale of these securities in any state or other jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

A preliminary prospectus supplement related to the offering has been filed with the SEC and is available on the above-mentioned SEC website. Copies of the preliminary prospectus supplement and accompanying base prospectus relating to this offering may be obtained from Roth Capital Partners, LLC, 888 San Clemente, Newport Beach, CA 92660, (800) 678-9147.

About Xplore Technologies®

Xplore Technologies Corp. has been a leading global provider of truly rugged tablets since 1998. Xplore tablets are among the most powerful and longest lasting in their class, withstand nearly any hazardous condition or environmental extreme, and feature competitive pricing and significant ROI. The company's products are sold on a global basis, with channel partners in the United States, Canada, Europe and Asia Pacific. Xplore Technologies’ tablets are deployed across a variety of industries and sectors, such as energy, military operations, manufacturing, distribution, public services, public safety, government, and other areas with hazardous work conditions.

Xplore: For U.S. Investor Information Contact:
Chris Schreiber

Taglich Brothers

cs@taglichbrothers.com
(917) 445-6207

This news release contains forward-looking statements that involve risks and uncertainties, which may cause actual results to differ materially from the statements made. When used in this document, the words “may”, “would”, “could”, “will”, “intend”, “plan”, “anticipate”, “believe”, “estimate”, “expect” and similar expressions are intended to identify forward-looking statements. Such statements reflect Xplore’s current views with respect to future events and are subject to such risks and uncertainties. Many factors could cause actual results to differ materially from the statements made including those factors detailed from time to time in filings made by Xplore with securities regulatory authorities. Should one or more of these risks or uncertainties materialize, or should assumptions underlying the forward looking statements prove incorrect, actual results may vary materially from those described herein as intended, planned, anticipated or expected. Xplore does not intend and does not assume any obligation to update these forward-looking statements.